Exhibit 5.1

August 27, 2007

Patrick Industries, Inc.

107 West Franklin

Elkhart, Indiana 46515

Re:	1987 Stock Option Program, as Amended and Restated (the “Program”)

Ladies and Gentlemen:

We have acted as counsel for Patrick Industries, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of 600,000 shares of the Company’s Common Stock, without par value (the “Common Stock”), which may be purchased pursuant to the Program, together with 600,000 Preferred Share Purchase Rights which are currently attached to, and trade with, the Common Stock.

We have examined or considered:

1.              A copy of resolutions duly adopted by the Board of Directors of the Company relating to the Program; and

2.	A copy of the Program.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Program have been duly taken, and the related Common Stock, upon acquisition pursuant to the terms of the Program, and the related Preferred Share Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

We are admitted to the Bar in the state of Illinois. We express no opinion as to the laws of any jurisdiction other than (i) the Indiana Business Corporation Law, (ii) the laws of the state of Illinois, and (iii) the federal laws of the United States which in each case in our experience are generally applicable to transactions of this type.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

Very truly yours,

/s/ McDermott, Will & Emery LLP